SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                            FORM 8-K

                         CURRENT REPORT



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
                              1934

  Date of Report (Date of earliest event reported) November 19,
                              1996



                    SENIOR INCOME FUND L.P.
     (Exact name of registrant as specified in its charter)



      Delaware                  33-9921               13-3392077
State or other jurisdiction    Commission            IRS Employer
  of incorporation             File Number         Identification No.



3 World Financial Center, 29th Floor
New York, NY Attn.: Andre Anderson                       10285
Address of principal executive offices                  Zip Code



Registrant's telephone number, including area code (212) 526-3237





Item 2. Acquisition or Disposition of Assets.
On November 21, 1996, Senior Income Fund L.P. (the "Partnership") purchased the general partnership interest of the successor to August Financial Partners II ("AFPII"), a general partner in Shearson August Property Partnership (the "Property Partnership") for a purchase price of $850,000. The Partnership's purchase of the general partnership interest was funded from cash reserves. As a result of such purchase, the Property Partnership will be dissolved and all of its assets will be distributed to the Partnership. Accordingly, all sale proceeds received upon a sale of any property will be paid to the Partnership and no amount will be owed to AFPII.

Item 5. Other Events.
On November 19, 1996, the Partnership and its' general partner, Senior Income Fund Inc., executed a Mutual Release and Settlement Agreement (the "Settlement Agreement") with the Insurance Company of North America ("INA"), whereby the Partnership agreed to release INA from all claims pending under a lawsuit seeking, among other things, reimbursement for damages to two of the Partnership's properties, namely Ocean House and Prell Gardens, resulting from the January 17, 1994 Northridge earthquake. The Partnership received $3,200,000 from INA pursuant to the Settlement Agreement.

Item 5. - Other Events.
On November 25, 1996, LAVRA, Inc. increased its previously reported tender offer to purchase up to 2,027,550, or 42%, of the outstanding Units at a cash price of $5.00 per Unit to 2,462,025, or 51%, of the outstanding Units, at a cash price of $6.50 per Unit.


                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              SENIOR INCOME FUND L.P.
                              Registrant

                         By:  SENIOR INCOME FUND INC.
                              General Partner


Date:  December 4, 1996  By:  /s/ Moshe Braver
                              Director, President and
                              Chief Operating Officer


Date:  December 4, 1996  By:  /s/ Sean Donahue
                              Vice President and
                              Chief Financial Officer